PROSPECTUS SUPPLEMENT NO. 5                     Filed Pursuant to Rule 424(b)(3)
(To Prospectus dated November 24, 2000)               Registration No. 333-48030

                         [INTERNATIONAL RECTIFIER LOGO]
                      INTERNATIONAL RECTIFIER CORPORATION

          $550,000,000 4 1/4% CONVERTIBLE SUBORDINATED NOTES DUE 2007
                                      AND
     7,438,967 SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF THE NOTES

    This prospectus supplement relates to the resale by holders of our 4 1/4% Convertible Subordinated Notes Due 2007 and shares of common stock issuable upon the conversion of the notes. This prospectus supplement may only be delivered or used in connection with our prospectus dated November 24, 2000. Our common stock is listed on The New York Stock Exchange and the Pacific Exchange under the symbol "IRF."

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT OR THE RELATED PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                  PROSPECTUS SUPPLEMENT DATED JANUARY 9, 2001

    The information appearing in the following table supplements or supersedes in part the information in the table under the heading "Selling Holders" in our prospectus and was provided by or on behalf of the selling holders.

                                                                                                               COMMON
                                                                                                                STOCK
                                                                                                            BENEFICIALLY
                                                                                                             OWNED AFTER
                                             PRINCIPAL AMOUNT OF      COMMON STOCK                            OFFERING
                                             NOTES BENEFICIALLY    BENEFICIALLY OWNED    COMMON STOCK    -------------------
NAME AND ADDRESS                              OWNED AND OFFERED     BEFORE OFFERING       OFFERED(1)      AMOUNT       %
----------------                             -------------------   ------------------   --------------   --------   --------
Arkansas Teacher Retirement System.........     $  4,249,000               0                 57,469         0          *
  c/o Nicholas-Applegate Capital Management
  600 W. Broadway, 29th Floor
  San Diego, CA 92101

Baptist Health of South Florida............     $    218,000               0                  2,949         0          *
  c/o Nicholas-Applegate Capital Management
  600 W. Broadway, 29th Floor
  San Diego, CA 92101

Boston Museum of Fine Art..................     $    111,000               0                  1,501         0          *
  c/o Nicholas-Applegate Capital Management
  600 W. Broadway, 29th Floor
  San Diego, CA 92101

Engineers Joint Pension Fund...............     $    455,000               0                  6,154         0          *
  c/o Nicholas-Applegate Capital Management
  600 W. Broadway, 29th Floor
  San Diego, CA 92101

GLG Market Neutral Fund....................     $ 16,000,000               0                216,406         0          *
  GLG Partners
  6 Broadgate
  London, EC2M 7HA

Lumberman's Mutual Casualty Company........     $    442,000               0                  5,978         0          *
  c/o Nicholas-Applegate Capital Management
  600 W. Broadway, 29th Floor
  San Diego, CA 92101

New York Life Insurance And Annuity
  Corporation..............................     $  1,050,000               0                 14,202         0          *
  51 Madison Avenue
  Room 200
  New York, NY 10021

New York Life Insurance Company............     $  6,450,000               0                 87,239         0          *
  51 Madison Avenue
  Room 200
  New York, NY 10021

Nicholas Applegate Convertible Fund........     $  1,348,000               0                 18,232         0          *
  c/o Nicholas-Applegate Capital Management
  600 W. Broadway, 29th Floor
  San Diego, CA 92101

Nicholas Applegate Global Holdings Co.
  LP.......................................     $     60,000               0                    812         0          *
  c/o Nicholas-Applegate Capital Management
  600 W. Broadway, 29th Floor
  San Diego, CA 92101

Physicians Life............................     $    357,000               0                  4,829         0          *
  c/o Nicholas-Applegate Capital Management
  600 W. Broadway, 29th Floor
  San Diego, CA 92101

San Diego City Retirement..................     $    915,000               0                 12,376         0          *
  c/o Nicholas-Applegate Capital Management
  600 W. Broadway, 29th Floor
  San Diego, CA 92101

                                                                                                               COMMON
                                                                                                                STOCK
                                                                                                            BENEFICIALLY
                                                                                                             OWNED AFTER
                                             PRINCIPAL AMOUNT OF      COMMON STOCK                            OFFERING
                                             NOTES BENEFICIALLY    BENEFICIALLY OWNED    COMMON STOCK    -------------------
NAME AND ADDRESS                              OWNED AND OFFERED     BEFORE OFFERING       OFFERED(1)      AMOUNT       %
----------------                             -------------------   ------------------   --------------   --------   --------
San Diego County Convertible...............     $  1,985,000               0                 26,848         0          *
  c/o Nicholas-Applegate Capital Management
  600 W. Broadway, 29th Floor
  San Diego, CA 92101

Screen Actors Guild--Producers Pension and
  Health Plans.............................     $    484,000               0                  6,546         0          *
  c/o Nicholas-Applegate Capital Management
  600 W. Broadway, 29th Floor
  San Diego, CA 92101

Wake Forest University.....................     $    866,000               0                 11,713         0          *
  c/o Nicholas-Applegate Capital Management
  600 W. Broadway, 29th Floor
  San Diego, CA 92101

Writers Guild Industry Health Fund.........     $    283,000               0                  3,828         0          *
  c/o Nicholas-Applegate Capital Management
  600 W. Broadway, 29th Floor
  San Diego, CA 92101

Wyoming State Treasurer....................     $    978,000               0                 13,228         0          *
  c/o Nicholas-Applegate Capital Management
  600 W. Broadway, 29th Floor
  San Diego, CA 92101

Any other holder of notes or future
  transferee, pledgee, donee or successor
  of any holder (2)(3).....................     $ 32,527,000               0                439,941         0          *

------------------------------

*   Less than 1%.

(1) Assumes conversion of all the holder's notes at a conversion price of $73.935 per share of common stock and resale of all shares of common stock offered hereby.

(2) Information about other selling security holders will be set forth in prospectus supplements, if required.

(3) Assumes that any other holders of notes, or any future transferees, pledgees, donees or successors of or from any such other holders of notes, do not beneficially own any common stock other than the common stock issuable upon conversion of the notes at the initial conversion rate.

    Information concerning the selling holders may change from time to time and any changed information will be set forth in supplements or amendments to the prospectus if necessary. In addition, the per share conversion price, and therefore the number of shares of common stock issuable upon conversion of the notes, is subject to adjustment. As a result, the aggregate principal amount of the notes and the number of shares of common stock into which the notes are convertible may increase or decrease.

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